EXHIBIT 99.2



                           ATLAS CAPITAL SERVICES, LLC
                                                                February 4, 2002





Gerald Mulhall
President
Natexco, Inc.
3255 Norfolk Road
Victoria, British Columbia V8R 6H5

Mr. Joel Dumaresq President
Pashleth Investment Ltd.
#5-4360 Agar Drive
Richmond, B.C.
Canada V7B lA3 I

Gentlemen:

         Atlas Capital Services, LLC ("Atlas") has been engaged by Natexco, Inc., a publicly traded company ("Public Entity") and Pashleth Investment Ltd. to determine the fair market value of Diomed, Inc. ("Diomed" or the Company), of Andover, Massachusetts, as of December 31, 2001, in connection with the anticipated agreement and plan of merger ("Merger") with the Public Entity and simultaneous sale of 5 million shares of restricted common stock at a price per share of $2.00 for an aggregate gross proceeds of $10 million. Our evaluation of the Company was conducted in conformity with the standards of business appraisal, as outlined by the Uniform Standards of Professional Appraisal Practice.


         The Company is a provider of clinical medical solutions and specializes in the development and distribution of equipment and disposables used in minimal and micro-invasive medical procedures. The Company is focused on developing clinical applications utilizing its proprietary and patented medical diode lasers and fiber optic technology .The Company has focused its attention primarily on (i) photodynamic therapy ("PDT") for use in cancerous and pre-cancerous treatments, (ii) Endo Venous Laser Treatment ("EVLT") for the treatment of varicose veins caused by greater saphenous vein reflux and (iii) other surgical applications.



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         Fair market value is defined as the price (cash or equivalent) that a buyer could reasonably be expected to pay and a seller could reasonably be expected to accept, if the business were for sale on the open market for a reasonable period of time, both buyer and seller being in possession of all pertinent facts, and neither being under any compulsion to act.

         In reaching our opinion as to the fair market value of the Company, we have examined and considered all available information and data which we deemed relevant, including:

       o The growth prospects for the industries Diomed has targeted, the relationships forged with market leaders and the competitive landscape in the clinical solutions industry;
       o Five year pro forma projected financial statements based on the underlying potential market size for the Company's products and the anticipated penetration rates for each product;
       o A discounted cash flow ("DCF") analysis of the five year projected net free cash flows generated by the enterprise;
       o A comparative valuation analysis of similar companies within the Company's industry;
       o Consideration of the growth prospects for the world economy and financial markets; and
       o Other studies and investigations we deemed appropriate, including the analysis of company and industry-specific research reports.


         During the course of our investigation and analysis, we were provided by the Company information regarding the Company, its financial position, prospects and related facts. Our investigation included discussions with management and other individuals, who, in our judgment, were most qualified to provide the information necessary to complete the Valuation. We have assumed that all information and financial data supplied by the Company's management and other sources was accurate and reflects the true growth prospects for the Company. In certain situations, we have relied upon the accuracy and totality of the information supplied, without independent verification.

         Insofar as a business, in its early stages of growth, resembles an intangible asset, the most common method of valuation is through the Discounted Cash Flow ("DCF") methodology. This approach attempts to analyze the earning power of a company and the ability of the company to convert this earning power into cash flow. The premise behind the model is that the value of a business today is equal to the amount and timing of future cash flows discounted at the opportunity cost of capital. In this report, the Company's 5-year

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discounted free cash flows was computed out to a valuation horizon in 2006, and was combined with the capitalized terminal value of the business to determine the fair market value.

         This report also employs a market valuation methodology that compares the Company to certain competitors operating in the same industry ("Competitive Analysis"). From this comparison, certain reasonable conclusions concerning the value of the Company viz. a viz. its competitors may be drawn. More specifically, we have analyzed the ratio of market value to earnings of similar companies and have applied a discounted ratio to calculate the implied equity value of the Company. This methodology is useful insofar as it can present a value for a private company based on public comparables.


         The preparation of a fair market value analysis is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth herein without considering the analysis as a whole could create an incomplete view of the processes underlying Atlas's fair market valuation analysis. This letter is prepared solely for the purpose of Atlas providing a brief outline of the opinion as to the fair market valuation analysis of the subject company and is not a recommendation to buy and sell the securities of the Company and should not be used as a basis for investing in or engaging in a transaction with the Company. This letter only has application as it is employed with reference to the full written analysis and supporting research and tables.


         The two techniques used in reaching our conclusion as to the fair market value of the Company are based on different concepts and assumptions. As a result, their application produces a range of possible values. Accordingly, giving consideration to all of the factors cited above, and particularly the Company's Executive Summary, its projections and the related discounted cash flow analysis, and competitive analysis, it is our considered professional judgment that the fair market value of Diomed based on a DCF analysis is $141.6 million and based on the Competitive Analysis is $108.9 million.





                                                     Very truly yours,


                                                     ATLAS CAPITAL SERVICES, LLC


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